Exhibit 10.2

ADMINISTRATION AGREEMENT

This Administration Agreement (the “Agreement”) dated and effective as of September 28, 2016, is by and among State Street Bank and Trust Company, a trust company organized under the laws of the Commonwealth of Massachusetts (the “Administrator”), Winklevoss Bitcoin Trust, a Delaware statutory trust (the “Trust”), and, solely with respect to Section 6 hereof, Digital Asset Services, LLC, a Delaware limited liability company (the “Sponsor”).

WHEREAS, the Trust is organized pursuant to its Amended and Restated Declaration of Trust (the “Trust Agreement”) between the Sponsor and Delaware Trust Company as Trustee;

WHEREAS, the offer and sale of the shares of beneficial interest (“Shares”) of the Trust will be registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of the Trust’s registration statement on Form S-1, which will be filed and effective as of the date of such offer and sale (on such present form, any subsequent amendment thereto or any later effective registration statement, the “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, the Trust is an exchange-traded product and will issue and redeem Shares only in aggregations of Shares known as “Baskets,” generally in exchange for bitcoin, as more fully described in the Registration Statement; and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative and accounting services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s organizational documents, including the Trust Agreement (the “organizational documents”);

b.	The Trust’s currently effective Registration Statement and all amendments and supplements thereto as in effect from time to time;

c.	A certificate of the Sponsor authorizing certain individuals to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a trust company, duly organized and validly existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority and is permitted by applicable law to enter into and perform this Agreement;

c.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

d.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and its organizational documents to enter into and perform this Agreement;

c.	No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement;

d.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

e.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited number of Shares, subject to registration requirements;

f.	The Registration Statement is currently effective (or will become effective prior to the commencement of services) and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale;

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g.	It (i) is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”), and (ii) will notify the Administrator if it intends to register as an “investment company” under the 1940 Act; and

h.	Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the Administrator and the Trust from time to time, for which the Trust will pay (or cause the Sponsor to pay) such fees as may be mutually agreed upon, including the Administrator’s reasonable expenses. The provision of such services shall be subject to the terms and conditions of this Agreement. Notwithstanding any item discussed herein, the Administrator has no discretion over the Trust assets or choice of investments and cannot be held liable for any matter relating to such assets or investments.

The Administrator shall provide at its expense the office facilities and the personnel determined by it to perform the services contemplated herein.

5A.	BANKING ACCOUNTS

The Administrator shall open and maintain a separate deposit account or accounts in the United States in the name of the Trust, subject only to draft or order by the Administrator acting pursuant to the terms of this Agreement. The Administrator shall credit to the deposit account or accounts, subject to the provisions hereof, all cash received by the Administrator from or for the account of the Trust. Funds held by the Administrator for the Trust may be deposited by the Administrator to its credit as Administrator in the banking department of the Administrator or in such other banks or trust companies as it may in its discretion deem necessary or desirable. The funds shall be deposited by the Administrator in its capacity as Administrator and shall be withdrawable by the Administrator only in that capacity.

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6.	COMPENSATION

For the performance by the Administrator of services provided pursuant to this Agreement, the Administrator shall be entitled to receive the fees and expenses set forth in a written fee schedule.

7.	INSTRUCTIONS AND ADVICE

At any time with respect to any matter arising in connection with the services to be performed under the Agreement, the Administrator may (i) apply to the Trust or the Sponsor for instructions, (ii) consult with the independent accountants for the Trust, or (iii) consult with legal counsel (who may be counsel for the Trust or the Sponsor). Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust or the Sponsor.

8.	STANDARD OF CARE; LIMITATION OF LIABILITY AND INDEMNIFICATION

a.	In carrying out the provisions of this Agreement, the Administrator shall at all times act in good faith and without negligence and agrees to exercise the reasonable level of skill, care and diligence expected of a professional provider of administrative services in carrying out all of its duties and obligations under this Agreement, but assumes no responsibility and shall not be liable for any loss, liability, claim or expense suffered or incurred by the Trust except to the extent caused solely by the Administrator’s fraud, negligence or willful misconduct or that of its agents or employees in fulfillment of the Administrator’s duties hereunder. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 12.6, shall have no responsibility for the actions or activities of any other party, including other service providers.

b.	The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for such Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees.

c.	No party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether the relevant party or any entity had been advised of the possibility of such damages.

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d.	In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2017 and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis.

e.	The Administrator shall not be responsible or liable for: (i) any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by events or circumstances beyond its control, including without limitation, work stoppages, power or other mechanical or technological failures or interruptions, communications disruptions, computer virus, natural disasters, governmental actions, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (ii) errors by the Trust or any other duly authorized person in their instructions to the Administrator; (iii) the failure of the Trust or any duly authorized individual or organization to adhere to the Administrator’s operational policies and procedures, to the extent such operational policies and procedures have been disclosed in advance to the Trust and the Sponsor; and (iv) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction. The Administrator shall have no obligation to supervise or monitor the Trust, the Sponsor, the Custodian, any Authorized Participant, or any other third party. Furthermore, the Administrator shall have no responsibility to evaluate or validate any information provided to it by the Trust, the Sponsor, the Custodian, any Authorized Participant, or any other third party, and shall be without liability for any loss or damage suffered as a result of the Administrator’s reasonable reliance on and utilization of such information.

f.	The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by or on behalf of the Trust or its sponsor, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

g.	The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

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9.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

The Trust acknowledges that: (a) it is fully responsible for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it; (b) the Administrator does not provide legal advice or guidance and the services do not constitute such advice; (c) it is solely responsible for obtaining legal advice, if needed, in order to ensure its compliance with the requirements of applicable law; and (d) it is solely responsible for resolving any disputes with any regulatory authority or self-regulatory organization.

10.	RECORDS

The Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours by duly authorized officers, employees or agents of the Trust, and shall be promptly surrendered upon the termination of the Agreement or otherwise on reasonable written request. The Administrator further agrees that all records that it maintains for the Trust pursuant to this section will be preserved in compliance with the Administrator’s policies unless any such records are earlier surrendered as provided above. Records will be surrendered in the form in which they are maintained. Any records maintained by the Administrator may be destroyed at the conclusion of the applicable retention period. Notwithstanding the foregoing or the Trust’s instruction to surrender any records, the Administrator will retain any records for the applicable periods required to fulfill the Administrator’s own regulatory obligations.

In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by applicable regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses, the Trust agrees to pay (or cause the Sponsor to pay) the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and reasonable expenses of the Administrator’s counsel, incurred in responding to such request, order or requirement.

11.	TERM AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2018 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, the Trust or the Administrator may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. The Administrator may terminate this Agreement immediately upon notice to the Trust in the event it is required to do so by a regulator with authority over the Administrator. Upon termination of this Agreement pursuant to this paragraph, the Trust shall pay (or cause the Sponsor to pay) the Administrator its compensation due and shall reimburse (or cause the Sponsor to reimburse) Administrator for its costs, expenses and disbursements.

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In the event of: (i) the Trust’s termination of this Agreement for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust (or its respective successor), the Trust shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust) and shall reimburse (or cause the Sponsor to reimburse) the Administrator for its costs, expenses and disbursements. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of (a) the merger of the Trust into, or the consolidation of the Trust with, another entity, or (b) the sale by the Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (a) and (b) where the Administrator is retained to continue providing services to the Trust (or its respective successor) on substantially the same terms as this Agreement. In the event of the Trust’s termination of the Agreement for any reason, the Administrator shall return any cash or other property of the Trust held by the Administrator.

All rights for compensation and expense reimbursement under this Agreement shall survive the termination of this Agreement.

Should the Agreement be terminated by the Trust or the Administrator for any reason and if requested by the Trust, the Administrator agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Trust so that, to the extent feasible, the services are maintained without interruption. The Trust shall reimburse (or cause the Sponsor to reimburse) the Administrator for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Administrator in the transition.

The provisions of this Section 11 shall survive termination of this Agreement for any reason.

12.	GENERAL

12.1 SERVICES NOT EXCLUSIVE The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.2 CONFIDENTIALITY All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 12.3 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 12.3 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. With respect to the Trust and the Sponsor, confidential information includes, without limitation, private keys and the related security infrastructure of the Trust’s custodian, Gemini Trust Company, LLC (the “Custodian”), information concerning the Trust and the Sponsor’s

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operations, markets, products, product specifications, designs, documentation, technical data, trade secrets, processes, computer programs (in object or source code form), know-how, techniques, sketches, ideas, schematics, drawings, apparatus, equipment, concepts, works in process, technology, models, inventions, material data, business methods, business policies, business plans, research and development, financial condition, results of operations, strategies, and contracts. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

12.3	USE OF DATA

a.	In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 12.3 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

b.	Except as expressly contemplated by this Agreement, nothing in this Section 12.3 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed data pursuant to this Section 12.3 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

12.4 NOTICES. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Trust	WINKLEVOSS BITCOIN TRUST
c/o Digital Asset Services, LLC
Farmers Bank Building
301 N. Market Street
Suite 1463
Wilmington, DE 19801

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With a copy to:

WINKLEVOSS BITCOIN TRUST c/o Winklevoss Capital Management
30 West 24th Street, 4th Floor
New York, NY 10010
Attention: General Counsel

To the Sponsor:	DIGITAL ASSET SERVICES, LLC
Farmers Bank Building
301 N. Market Street
Suite 1463
Wilmington, DE 19801

With a copy to:
DIGITAL ASSET SERVICES, LLC c/o Winklevoss Capital Management
30 West 24th Street, 4th Floor
New York, NY 10010
Attention: General Counsel

To the Administrator:	STATE STREET BANK AND TRUST COMPANY
Channel Center
One Iron Street
Boston, MA 02210
Attention: Shawn Alarie
Telephone: 617-662-4145
Facsimile: 617-662-

with a copy to:
STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Vice President and Senior Managing Counsel

12.5 AMENDMENT This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

12.6 EMPLOYMENT OF OTHERS The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

12.7 NO FIDUCIARY STATUS; NO ACCOUNTING OR AUDITING ADVICE; ADMINISTRATOR’S POLICIES AND PROCEDURES The Trust acknowledges and agrees that the Administrator has no fiduciary responsibility to the Trust and that the Administrator, in providing the services hereunder, is not acting in

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a fiduciary capacity to the Trust or any other party. The Trust further acknowledges and agrees that the Administrator is not (a) a fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended or (b) a public accounting or auditing firm or a fiduciary of a public accounting or auditing firm, and that the Administrator does not provide public accounting or auditing services or advice. The Trust also acknowledges and agrees that the Administrator’s operational and other policies and procedures are for the Administrator’s internal use only and are not incorporated into this Agreement.

12.8 ASSIGNMENT This Agreement shall not be assigned by any party hereto without the prior consent in writing of the other parties, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

12.9 SUCCESSORS This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

12.10	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

12.11 NON-DISPARAGEMENT. The parties, on behalf of themselves and their representatives, further expressly agree not to make, publish, or communicate in public, any disparaging remarks, comments, writings, or statements concerning another party or any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents. “Disparaging” remarks, comments, writings, and/or statements are those that impugn, criticize, or denigrate (a) another party or any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents and/or (b) the character, honesty, integrity, morality, business acumen, or abilities of another party, any member of another party or any of its affiliates, managers, members, officers, directors, clients, suppliers, employees, partners, vendors, contractors, consultants or agents.

12.12 INTERPRETIVE AND ADDITIONAL PROVISIONS In connection with the operation of this Agreement, the Administrator and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s organic record. No interpretive or additional provisions made as provided in the preceding sentence shall be an amendment of this Agreement.

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12.14 ENTIRE AGREEMENT This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and terminates, as of the date hereof, all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

12.15 WAIVER The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

12.16 SEVERABILITY If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

12.17 GOVERNING LAW; CONSENT TO JURISDICTION; VENUE This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of New York without giving effect to the principles of conflicts of law rules thereof. To the extent permitted by law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. The parties hereto agree that any dispute, controversy, action, proceeding or claim of whatever nature arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, its formation, any breach hereof or any transaction covered hereby (each, a “Dispute”), shall be brought exclusively in federal or state courts located in New York, New York. Each of the parties irrevocably consents to the jurisdiction and venue of the courts of the State of New York located in New York County and federal courts located in the Southern District of New York with respect to any Dispute.

12.18 REPRODUCTION OF DOCUMENTS This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

12.19 COUNTERPARTS This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimiles or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

12.20 BUSINESS CONTINUITY The Administrator shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust or the Sponsor any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

WINKLEVOSS BITCOIN TRUST
By:	/s/ Tyler Winklevoss
Name:	Tyler Winklevoss
Title:	Digital Asset Services, LLC, Chief Financial Officer, for and on behalf of Winklevoss Bitcoin Trust

DIGITAL ASSET SERVICES, LLC
Solely with respect to Section 6 hereof
By:	/s/ Cameron Winklevoss
Name:	Cameron Winklevoss
Title:	Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Accounting Services as described in Schedule B2 attached hereto;

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Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review and approval by the designated officer(s) of the Sponsor, on behalf of the Trust, the financial information required for the Trust’s annual and quarterly reports;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Sponsor, on behalf of the Trust, the Trust’s periodic financial reports required to be filed with the SEC on Forms 10-K and 10-Q and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare and furnish total return performance information for the Trust as may be reasonably requested by the Sponsor on behalf of the Trust; and

e.	Maintain certain books and records of the Trust as may be mutually agreed upon.

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B1-1

Schedule B2

Fund Accounting Services

The Administrator shall maintain the Trust’s books of account and shall perform the following duties in the manner prescribed by such Trust’s organizational documents:

a.	Record general ledger entries;

b.	Accrue/calculate daily expenses;

c.	Calculate daily income;

d.	Reconcile daily activity to the trial balance;

e.	Calculate net asset value (“NAV”) in accordance with the procedures outlined in the Trust’s Registration Statement;

f.	Prepare account balances;

g.	Calculate realized capital gains and losses of the Trust;

h.	Provide a standard set of reports as agreed to with the Trust;

i.	Transmit the NAV per Share to the Trust’s transfer agent, the Sponsor, the Bats BZX Exchange, Inc. and such other entities as directed in writing to the Administrator;

j.	On each day the Trust is open for the purchase or redemption of Shares, compute the number of bitcoin to be included in the current Basket and transmit such information to the Sponsor and the Custodian.

k.	Reconcile its records of the Trust’s bitcoin positions to the records of the Trust’s Custodian

The Trust shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Trust’s organizational documents. The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.